Exhibit 99.1

August 12, 2026

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for First Quarter

MIDLAND, TX – 08/12/2026 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $501,065, or $0.24 per diluted share, for the quarter ended June 30, 2026, the Company’s first quarter of fiscal 2027. This compares to net income of $241,951, or $0.12 per diluted share, for the quarter ended June 30, 2025, a 107% increase.

Operating revenues in the first quarter of fiscal 2027 were $1,983,169, an increase of 13% from $1,756,940 for the first quarter of fiscal 2026. This increase was primarily attributable to a 52% increase in average oil price, partially offset by a 15% decrease in oil production, a 9% decrease in natural gas production, and a 49% decrease in the average natural gas price.

The Company currently expects to participate in the drilling of 53 horizontal wells and the completion of 20 horizontal wells at an estimated aggregate cost of approximately $1.8 million during the fiscal year ending March 31, 2027, of which approximately $620,000 has been expended to date. The Company continues to evaluate additional drilling prospects for participation during the remainder of the fiscal year.

The president of the Company, Tammy McComic, said, “Our investment activity during the quarter was consistent with our ongoing strategy of acquiring oil and gas royalty interests with development potential. During the quarter, we invested approximately $2.1 million in oil and gas royalty property acquisitions, which were funded from existing cash resources.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2026. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.